Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Second Quarter Results

Overland Park, KS, Jul. 26, 2012 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported second quarter net income of $41.7 million, or $0.48 per diluted share, compared to net income of $47.4 million, or $0.55 per diluted share, during the first quarter of 2012 and net income of $50.0 million, or $0.58 per diluted share, during the same period last year.

The second quarter of 2012 included a pre-tax charge of $5.0 million ($3.1 million net of taxes, or $0.04 per diluted share) to general and administrative expenses to reflect an impairment of certain capitalized software development costs.  Our ongoing assessment and changes to our enterprise information technology infrastructure and software resulted in the decision to discontinue the usage of certain capitalized software.  Excluding the charge discussed above, general and administrative costs during the quarter would have been $20.0 million, net income $44.9 million, and earnings per diluted share $0.52.  We believe supplementing our discussion with these non-GAAP measures provides a more meaningful comparison to other periods.  A detailed reconciliation of non-GAAP measures to reported GAAP numbers is included in the table below.

Reconciliation to GAAP

Unaudited Condensed Statement of Income

	As reported		Adjusted
(Amounts in thousands, except for per share data)	(GAAP)	Adjustments	(Non-GAAP)
Total Operating Revenues	$308,208	$—	$308,208

Operating Expenses:
General and administrative	25,095	(5,047)	20,048
All other operating expenses	214,641	—	214,641
Total Operating Expenses	239,736	(5,047)	234,689

Operating Income	68,472	5,047	73,519

Non-operating income (expenses)	(1,553)	—	(1,553)

Income before provision for income taxes	66,919	5,047	71,966
Provision for income taxes	25,201	1,903	27,104
Net Income	41,718	3,144	44,862

Net income per share	0.48	0.04	0.52

Weighted average shares outstanding - diluted	86,095	86,095	86,095

Operating margin	22.2%	N/A	23.9%

Operating revenues of $308 million rose 0.5% sequentially, while operating income of $68.5 million declined 5.8%.  Excluding the charge for the write-off (discussed above), operating income would have been $73.5 million, an improvement of 1.2% compared to the first quarter.  Our operating margin was 22.2% for the quarter.  Excluding the charge for the write-off (discussed above), our adjusted operating margin during the quarter was 23.9%, a 20 basis point improvement compared to the previous quarter.

Assets under management ended the quarter at $89 billion, or 5% below their high-water mark set at the end of the first quarter of 2012, as negative market action more than offset net inflows of $376 million during the quarter.

Business Discussion

Management commentary

“Our broad product set and balanced distribution model has once again proven beneficial to our shareholders,” said Hank Herrmann, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “Our fixed income products continue to be well received by investors who remain careful and avoid equities.  Our financial advisors remain focused on promoting the benefits of long term goals and keeping their clients invested.”

Advisors channel

The stability of our Advisors channel across various market backdrops remains an important asset for us.  In an environment of volatility and investor caution, we continued to generate organic growth, and to maintain a good balance of sales among distribution channels and products.    Net inflows were $183 million compared to inflows of $158 million during the previous quarter and inflows of $25 million during the second quarter of 2011.   The channel’s redemption rate of 9.1% for the current quarter remains well below the industry’s average of approximately 25%.

Advisor productivity continued to increase, due in large part to our success with asset-allocation products.  Investors continue to favor fee-based solutions over point-of-sale commission-based sales.  Our financial advisors have been able to provide their clients with competitive solutions using our Managed Allocation Portfolio (MAP) suite of products.

Wholesale channel

Sales during the quarter were $3.9 billion, a decline of 13% compared to the previous quarter and 8% compared to the same period last year.  Inflows were $626 million during the current quarter, compared to $970 million during the previous quarter and $1.8 billion during the second quarter of 2011. The uncertainty surrounding both the global financial crisis and geopolitical landscape continues to adversely affect investor behavior.  Our broad product lineup affords an array of solutions ranging from fixed income to specialty equity funds.  A number of strategies are seeing meaningful daily sales with approximately a third of sales generated by Asset Strategy and a third by fixed income products.

Institutional channel

Sales of $567 million declined 13% sequentially, but increased 2% compared to the same period last year.  The quarter saw net outflows of $433 million, negatively impacted by the redemption of approximately $300 million from one account’s decision to reallocate their portfolio away from traditional asset class allocations.  The current quarter’s outflows compare to inflows of $175 million during the previous quarter and outflows of $125 million during the second quarter of 2011.

Management Fee Revenue Analysis

During the current quarter, average assets under management were $90.2 billion, unchanged sequentially and down 0.6% compared to the same quarter last year.

Compared to the previous quarter, revenues fell 0.5%; compared to the same period last year, revenues declined 3%.  Fee revenues declined at a greater rate than average assets under management due primarily to a mix-shift to lower fee products.  The effective fee rate for the current quarter was 59.9 basis points, compared to 60.2 basis points and 61.4 basis points in the first quarter of 2012 and second quarter of 2011, respectively.

Underwriting and Distribution Revenue and Expense Analysis

Advisors channel

The increase in revenues compared to the first quarter is due in large part to higher asset allocation fees as these products continue to account for an increasingly larger percentage of assets.  Higher sales commission revenues from variable annuity products also contributed to the increase in revenues.  Direct expenses rose in correlation with associated revenues, while indirect expenses remained largely unchanged.

Compared to the second quarter of 2011, revenues increased with higher asset allocation fees.  This increase was partly offset by lower sales commissions from variable annuity products, and to a lesser degree, lower financial planning fees.  Direct expenses grew with associated revenues.  Indirect expenses increased due to higher field office expenses associated with our electronic books and records initiative.

Wholesale channel

Sequentially, revenues and direct expenses remain relatively unchanged.  The increase in indirect expenses is largely due to higher marketing and support costs.

Compared to the same period last year, revenues declined with lower asset-based fees.  Direct expenses fell in correlation with associated revenues while indirect costs rose in large part due to higher advertising and compensation costs.

Compensation and Related Expense Analysis

Lower earnings on portfolio manager deferred compensation plans, and to a lesser degree, lower payroll taxes, contributed to the sequential decline in costs.  The first quarter included severance charges and  an incentive compensation adjustment, which also contributed to the sequential drop in costs.

Compared to the second quarter of 2011, costs rose due to higher salary and related costs, and were partly offset by lower incentive compensation costs in the current year.

General and Administrative Expense Analysis

Excluding the $5.0 million charge to write-off software capitalization costs, the slight increase in costs compared to the first quarter is due to higher advertising expenses as our programs resumed during the second quarter.  Compared with the second quarter of 2011, costs remained largely unchanged excluding the above mentioned charge.

Subadvisory Fees

Expenses declined 17% sequentially and 37% compared to the same period last year due to lower levels of subadvised assets under management.  Subadvised average assets under management were $5.0 billion in the current quarter, compared to $6.1 billion during the previous quarter and $8.2 billion during the second quarter of 2011.

Investment and Other Income/Loss

Investment and other income declined in both the sequential and year-over-year comparative periods due to lower gains recognized on the sale of available-for-sale securities and in our mutual fund trading portfolios.

Balance Sheet Information

As of June 30, 2012, cash and cash equivalents and investment securities were $505 million.  Long-term debt was $190 million and there was no short-term debt outstanding.

Stockholders’ equity was $572 million and there were 85.8 million shares outstanding.  During the quarter, we repurchased 945 thousand shares on the open market or privately at an aggregate cost of $29 million.

Unaudited Consolidated Statement of Income

	2011				2012
(Amounts in thousands, except for per share data)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.

Operating Revenues:
Investment management fees	$131,644	$138,985	$133,494	$126,476	$134,900	$134,213
Underwriting and distribution fees	132,763	137,354	131,001	131,575	137,490	139,944
Shareholder service fees	32,167	33,606	33,254	32,858	34,228	34,051
Total operating revenues	296,574	309,945	297,749	290,909	306,618	308,208
Operating Expenses:
Underwriting and distribution	152,004	157,219	151,936	154,872	159,475	163,032
Compensation and related costs	40,475	42,092	37,052	41,782	45,402	42,973
General and administrative	17,631	19,500	22,491	20,911	19,325	25,095
Subadvisory fees	8,080	8,313	7,291	6,201	6,271	5,208
Depreciation	3,604	3,842	3,980	3,809	3,472	3,428
Total operating expenses	221,794	230,966	222,750	227,575	233,945	239,736
Operating Income	74,780	78,979	74,999	63,334	72,673	68,472
Investment and other income/(loss)	1,003	2,452	(4,365)	2,959	4,056	1,272
Interest expense	(2,900)	(2,835)	(2,838)	(2,840)	(2,827)	(2,825)
Income before taxes	72,883	78,596	67,796	63,453	73,902	66,919
Provision for taxes	27,250	28,626	27,962	23,431	26,515	25,201
Net Income	$45,633	$49,970	$39,834	$40,022	$47,387	$41,718
Net income per share	0.53	0.58	0.46	0.47	0.55	0.48
Weighted average shares outstanding - diluted	85,836	86,275	85,782	85,286	85,606	86,095
Operating margin	25.2%	25.5%	25.2%	21.8%	23.7%	22.2%

Underwriting and Distribution

	2011				2012
(Amounts in thousands)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Revenues	$72,555	$74,018	$70,088	$73,416	$76,680	$79,779
Expenses
Direct	50,872	52,422	49,748	51,316	53,676	55,813
Indirect	22,791	23,724	24,761	26,138	26,367	26,755
Total expenses	$73,663	$76,146	$74,509	$77,454	$80,043	$82,568
Wholesale Channel
Revenues	$60,208	$63,336	$60,913	$58,159	$60,810	$60,165
Expenses
Direct	66,591	69,376	65,526	64,199	65,837	66,142
Indirect	11,750	11,697	11,901	13,219	13,595	14,322
Total expenses	$78,341	$81,073	$77,427	$77,418	$79,432	$80,464
Total
Revenues	$132,763	$137,354	$131,001	$131,575	$137,490	$139,944
Expenses
Direct	117,463	121,798	115,274	115,515	119,513	121,955
Indirect	34,541	35,421	36,662	39,357	39,962	41,077
Total expenses	$152,004	$157,219	$151,936	$154,872	$159,475	$163,032
Margin	-14.5%	-14.5%	-16.0%	-17.7%	-16.0%	-16.5%

Changes in Assets Under Management

	2011				2012
(Amounts in millions)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Beginning assets	$33,181	$34,922	$34,843	$29,760	$31,709	$35,073
Sales (net of commissions)	1,064	1,011	867	858	1,030	1,046
Redemptions	(990)	(1,059)	(1,004)	(994)	(1,042)	(961)
Net sales	74	(48)	(137)	(136)	(12)	85
Net exchanges	(62)	(55)	(79)	(66)	103	(49)
Reinvested dividends & capital gains	54	128	83	88	67	147
Net flows	66	25	(133)	(114)	158	183
Market action	1,675	(104)	(4,950)	2,063	3,206	(1,410)
Ending assets	$34,922	$34,843	$29,760	$31,709	$35,073	$33,846

Wholesale Channel
Beginning assets	$40,883	$44,742	$46,558	$38,138	$40,954	$46,738
Sales (net of commissions)	4,719	4,211	3,957	3,707	4,433	3,864
Redemptions	(3,162)	(2,566)	(3,515)	(3,752)	(3,446)	(3,535)
Net sales	1,557	1,645	442	(45)	987	329
Net exchanges	62	55	79	65	(104)	48
Reinvested dividends & capital gains	0	117	29	133	87	249
Net flows	1,619	1,817	550	153	970	626
Market action	2,240	(1)	(8,970)	2,663	4,814	(2,985)
Ending assets	$44,742	$46,558	$38,138	$40,954	$46,738	$44,379

Institutional Channel
Beginning assets	$9,609	$10,407	$10,346	$9,558	$10,494	$11,981
Sales (net of commissions)	776	556	1,625	456	652	567
Redemptions	(530)	(709)	(737)	(503)	(507)	(1,058)
Net sales	246	(153)	888	(47)	145	(491)
Net exchanges	0	0	0	0	0	0
Reinvested dividends & capital gains	16	28	18	50	30	58
Net flows	262	(125)	906	3	175	(433)
Market action	536	64	(1,694)	933	1,312	(654)
Ending assets	$10,407	$10,346	$9,558	$10,494	$11,981	$10,894

Consolidated Total
Beginning assets	$83,673	$90,071	$91,747	$77,456	$83,157	$93,792
Sales (net of commissions)	6,559	5,778	6,449	5,021	6,115	5,477
Redemptions	(4,682)	(4,334)	(5,256)	(5,249)	(4,995)	(5,554)
Net sales	1,877	1,444	1,193	(228)	1,120	(77)
Net exchanges	0	0	0	(1)	(1)	(1)
Reinvested dividends & capital gains	70	273	130	271	184	454
Net flows	1,947	1,717	1,323	42	1,303	376
Market action	4,451	(41)	(15,614)	5,659	9,332	(5,049)
Ending assets	$90,071	$91,747	$77,456	$83,157	$93,792	$89,119

Supplemental Information

	2011				2012
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Redemption rates - long term assets
Advisors	9.6%	10.1%	10.0%	10.4%	10.1%	9.1%
Wholesale	29.7%	22.3%	31.0%	35.7%	30.7%	31.5%
Institutional	21.3%	27.1%	27.8%	19.0%	18.2%	37.3%
Total	21.0%	18.2%	22.9%	24.1%	21.5%	23.9%

Gross Revenue per advisor (000s)	39.2	40.2	37.6	38.7	40.3	42.2

Number of advisors	1,732	1,751	1,758	1,816	1,778	1,764

Number of shareholder accounts (000s)	3,988	4,087	4,118	4,155	4,082	4,139

Number of shareholders (000s)	803	819	827	825	832	824

Fund Rankings

	1 Year	3 Years	5 Years
Lipper
Equity funds
Top quartile	22%	26%	48%
Top half	43%	48%	75%

Equity assets
Top quartile	11%	15%	78%
Top half	27%	25%	87%

Fixed income funds
Top quartile	47%	35%	60%
Top half	58%	53%	67%

Fixed income assets
Top quartile	62%	47%	65%
Top half	68%	60%	75%

All funds
Top quartile	29%	28%	51%
Top half	47%	49%	73%

All assets
Top quartile	23%	23%	75%
Top half	36%	33%	85%

MorningStar
% of funds with 4 or 5 stars
Equity funds	44%	12%	53%
All funds	38%	9%	53%

% of assets with 4 or 5 stars
Equity assets	29%	3%	34%
All assets	31%	3%	42%

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today, July 26th at 11:00 a.m. Eastern.  During this call, Henry J. Herrmann, Chairman and CEO, will review our quarterly results.  Live access to the teleconference will be available on the “Investor Relations” section of our Web site at www.waddell.com.  A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web site Resources

We invite you to visit the “Investor Relations” section of our Web site at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole McIntosh, VP, Investor Relations, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Advisors channel (our network of financial advisors), our Wholesale channel (encompassing broker/dealer, retirement, registered investment advisors as well as the activities of our Legend subsidiary), and our Institutional channel (including defined benefit plans, pension plans and endowments and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Investment Management Company serves as investment advisor to Ivy Funds. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general.  These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates and the financial markets and other conditions.  These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature.  Readers are cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.  Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below.  If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected.  Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, which include, without limitation:

•                                          The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•                                          The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•                                          The loss of existing distribution channels or inability to access new distribution channels;

•                                          A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                                          Our inability to implement new information technology and systems, or inability to complete such implementation in a timely or cost effective manner;

•                                          Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•                                          A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds; and

•                                          Our inability to hire and retain senior executive management and other key personnel.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2011 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2012.  All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.